                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-39101

PROSPECTUS SUPPLEMENT DATED APRIL 20, 1999

(To Prospectus dated October 30, 1997, as supplemented March 6, 1998, June 15, 1998, September 1, 1998, October 29, 1998, January 15, 1999 and April 14,
1999)


                                  CYMER, INC.

                                U.S. $172,500,000

    3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                        ----------------------------------

This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following as an addition to the information already presented therein:

                             SELLING SECURITYHOLDERS

------------------------------------------------------------------------------------------------------
                                                                             NUMBER OF SHARES OF
                                             PRINCIPAL AMOUNT OF NOTES    COMMON STOCK BENEFICIALLY
                                              BENEFICIALLY OWNED AND           OWNED AND OFFERED
               SELLING SECURITYHOLDER              OFFERED HEREBY                HEREBY (1)(2)
------------------------------------------------------------------------------------------------------
McMahan Securities Company, L.P. (3)........        $1,100,000                       23,404


(1)   Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes and Shares being registered by the Selling Securityholder.